Exhibit 10.25

AMENDMENT NO. 3

TO THE

BEARINGPOINT, INC. 401(k) PLAN

WHEREAS, BearingPoint, Inc. (the “Corporation”) sponsors and maintains the BearingPoint, Inc. 401(k) Plan (the “Plan”); and

WHEREAS, pursuant to its authority under Section 16.1 of the Plan, the Corporation desires to amend the Plan to make certain clarifying changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date hereof unless otherwise specified herein.

1. Section 8.1(b), under “Participant Accounts and Investment Elections,” is amended to read as follows (revisions are underlined):

(b) Investment Election. Each Participant shall make an investment election that shall apply to the investment of contributions to be made on his behalf (other than employer matching contributions made in the form of shares of Company Stock, as described in Section 4.2) pursuant to Article 4 or 5 and any earnings on such contributions. Such election shall specify that such contributions be invested either (i) wholly in one of the funds maintained or employed by the Trustee pursuant to subsection (a) or (ii) divided among such funds in multiples established by the Committee from time to time. Separate investment elections with respect to different types of contributions shall not be made. The Plan is intended to be an “ERISA section 404(c) plan” as described in Department of Labor Regulations section 2550.404c-1; therefore, the Committee shall follow the Participant’s investment elections, in accordance with such Regulation. During any period in which no direction as to the investment of a Participant’s account is on file with the Committee, contributions made by him or on his behalf to the Plan shall be invested in such manner as the Committee shall determine.

To the extent necessary to comply with federal securities laws and Company policies regarding ownership of Company Stock as in effect from time to time, the Committee shall prescribe rules limiting Participants’ rights to direct investment of their Plan Accounts in the Company Stock Fund.

2. Section 8.3(b), under “Determination of Net Worth of Investment Funds,” is amended to read as follows (revisions are underlined):

(b) Company Stock Fund. The value of the shares of Company Stock in the Company Stock Fund on any Valuation Date shall be closing sales price of the Company Stock as reflected on the consolidated tape of the principal exchange on which such stock is traded on such date, or, if there are no sales on such date, the closing sales price on the most recent trading day prior thereto.

3. Section 11.1, “Voting Shares of Company Stock,” is amended to read as follows (revisions are underlined):

Section 11.1. Voting Shares of Company Stock. Each Participant (or Beneficiary) shall be entitled to give voting instructions, in the time and manner prescribed by the Trustee, with respect to the number of shares of Company Stock allocated to his Account. The Trustee shall vote, in person or by proxy, such shares according to the voting instructions of Participants (or Beneficiaries) which have been timely submitted to the Trustee. To the extent permitted by law, the Trustee shall vote the shares of Company Stock credited to Participants’ (or Beneficiaries’) accounts with respect to which the Trustee does not timely receive voting instructions and shares of Company Stock that are not allocated to Participants’ (or Beneficiaries’) accounts (if any), in the same proportion by which the Trustee votes shares of Company Stock for which instructions are timely received.

Written notice of any meeting of shareholders of the Company and a request for voting instructions shall be given by the Trustee, at such time and in such manner as the Trustee shall determine to each Participant (or Beneficiary) entitled to give instructions for voting shares of Company Stock at such meeting. The Committee shall establish and pay for a means by which such voting instructions can expeditiously be delivered to the Trustee. All such individual instructions shall be confidential and shall not be disclosed to any person, including any Employer.

4. Sections 11.2(a) and (b), under “Tender Offers,” are amended to read as follows (revisions are underlined):

Section 11.2. Tender Offers.

(a) Rights of Participants. In the event a tender offer is made generally to the shareholders of the Company to transfer all or a portion of their shares of Company Stock in return for valuable consideration, including, but not limited to, offers regulated by section 14(d) of the Securities Exchange Act of 1934, as amended, the Trustee shall respond to such tender offer in respect of shares of Company Stock held by the Trustee in the Company Stock Fund in accordance with instructions obtained from Participants (or Beneficiaries). Each Participant (or Beneficiary) shall be entitled to instruct the Trustee regarding how to respond to any such tender offer with respect to the number of shares of Company Stock then allocated to his Account determined as of the immediately preceding record date for ownership of Company Stock for stockholders entitled to tender. Each Participant (or Beneficiary) who does not provide timely instructions to the Trustee shall be presumed to have directed the Trustee not to tender shares of Company Stock allocated to his Account. A Participant (or Beneficiary) shall not be limited in the number of instructions to tender or withdraw from tender which he can give, but a Participant (or Beneficiary) shall not have the right to give instructions to tender or withdraw from tender after a reasonable time established by the Trustee pursuant to subsection (c) below. [            ] The Committee may direct the Trustee to make a special valuation of the Company Stock Fund in connection with such tender or exchange offer. If, for any reason, there are any shares of Company Stock held in the Company Stock Fund which are not allocated to the accounts of Participants at the applicable time, the Trustee shall respond to such tender or exchange offer with respect to such unallocated shares by tendering or exchanging unallocated shares in the same proportion as the allocated shares held under the Company Stock Fund for which directions were received from Participants are tendered or exchanged, and by not tendering or exchanging the balance of such unallocated shares, and the Trustee shall have no discretion in such matter.

(b) Duties of the Company. Within a reasonable time after the commencement of a tender offer, the Company shall cause the Trustee to provide to each Participant or Beneficiary, as the case may be:

(i) the offer to purchase as distributed by the offeror to the shareholders of the Company,

(ii) a statement of the shares of Company Stock allocated to his Account, and

(iii) directions as to the means by which instructions with respect to the tender offer can be given.

The Company shall establish and pay for a means by which instructions with respect to a tender offer can expeditiously be delivered to the Trustee. All such individual instructions shall be confidential and shall not be disclosed to any person, including any Employer. The Company at its election may engage an agent to receive such instructions and transmit them to the Trustee.

For purposes of allocating the proceeds of any sale or exchange pursuant to a tender offer, the Trustee shall then treat as having been sold or exchanged from each of the individual accounts of Participants (and Beneficiaries) who provided timely directions to the Trustee under this Section that number of shares of Company Stock (if any) subject to such directions and the proceeds of such sale or exchange shall be allocated accordingly. Any proceeds from the sale or exchange of shares of Company Stock credited to Participants’ (or Beneficiaries’) Accounts shall be invested in a commingled fund maintained by the Trustee designated to hold such amounts pending investment instructions from the Participants (and Beneficiaries) or the Committee, as the case may be.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Corporation by the undersigned duly authorized officer or representative of the Corporation.

BEARINGPOINT, INC.

Date: August 22, 2005	By:	/s/ BRIAN DAVENPORT
	Its:	Brian Davenport, Global Human Resources